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                                                                    JUNE 4, 2007
                                                      FILED PURSUANT TO RULE 433
                                           REGISTRATION STATEMENT NO. 333-130325

                          6.450% SENIOR DEBENTURES DUE 2027

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
ISSUER:                                       Jefferies Group, Inc.
ISSUE:                                        Senior Debentures due 2027
RATINGS:                                      Baa1 by Moody's Investor Services Inc.
                                              BBB+ by Standard & Poor's Ratings Corp
                                              BBB+ by Fitch Ratings
FORMAT:                                       SEC Registered
RANKING:                                      Senior Unsecured
OFFERING SIZE:                                $350,000,000
TRADE DATE:                                   June 4, 2007
SETTLEMENT DATE:                              June 8, 2007 (T+4 days)
FINAL MATURITY:                               June 8, 2027
INTEREST PAYMENT DATES:                       Semi-annually on the 8th of each June and December
FIRST PAYMENT DATE:                           December 8, 2007
UST SPOT (PX / YIELD):                        4.500% UST due 2/36 -- $91-27(Price) / 5.040%(Yield)
SPREAD TO BENCHMARK:                          T30 + 145basis points
YIELD TO MATURITY:                            6.490%
COUPON:                                       6.450% paid semi-annually (Fixed)
PRICE TO PUBLIC:                              99.555%
UNDERWRITING DISCOUNT:                        0.750%
DAY COUNT CONVENTION:                         30 /360
REDEMPTION AT THE ISSUER OPTION:              Make Whole T + 30 basis points
MINIMUM DENOMINATIONS:                        $5,000 and integral multiples of $1,000 in excess thereof
BILLING & DELIVERING:                         Merrill Lynch, Pierce, Fenner & Smith Incorporated
JOINT BOOK RUNNERS:                           Jefferies & Company, Inc.
                                              Citigroup Global Markets Inc.
                                              Merrill Lynch, Pierce, Fenner & Smith Incorporated
CO-MANAGERS:                                  BNP Paribas Securities Corp.
                                              BNY Capital Markets, Inc.
                                              Goldman, Sachs & Co.
                                              HSBC Securities (USA) Inc.
                                              J.P. Morgan Securities Inc.
                                              Greenwich Capital Markets, Inc.
JUNIOR CO-MANAGERS:                           Banc of America Securities LLC
                                              Fox-Pitt, Kelton Incorporated
                                              Keefe, Bruyette & Woods, Inc.
                                              SG Americas Securities, LLC
CUSIP/ISIN:                                   472319 AE2 / US472319 AE27
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Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, or Merrill Lynch toll free at 1-866-500-5408.